Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between	Docket No. 11-086-WA/RB-HC

PLUMAS BANCORP Quincy, California

and

FEDERAL RESERVE BANK OF SAN FRANCISCO San Francisco, California
WHEREAS, Plumas Bancorp, Quincy, California (“Plumas”), a registered bank holding company, owns and controls Plumas Bank, Quincy, California (the “Bank”), a state-chartered nonmember bank, and various nonbank subsidiaries;
WHEREAS, it is the common goal of Plumas and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to maintain the financial soundness of Plumas so that Plumas may serve as a source of strength to the Bank;
WHEREAS, Plumas and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and
WHEREAS, on July 20, 2011, the board of directors of Plumas, at a duly constituted meeting, adopted a resolution authorizing and directing Andrew Ryback to enter into this Agreement on behalf of Plumas, and consenting to compliance with each and every provision of this Agreement by Plumas and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Plumas and the Reserve Bank agree as follows:
Source of Strength
1. The board of directors of Plumas shall take appropriate steps to fully utilize Plumas’ financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order issued by the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions dated March 18, 2011 and any other supervisory action taken by the Bank’s federal or state regulators.
Dividends, Distributions and Other Payments
2. (a) Plumas shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
(b) Plumas shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c) Plumas and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Plumas’ capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Plumas must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
3. (a) Plumas and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b) Plumas shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Cash Flow Projections
4. Within 60 days of this Agreement, Plumas shall submit to the Reserve Bank a written statement of Plumas’ planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the remainder of 2011. Plumas shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations
5. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Plumas shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b) Plumas shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
Progress Reports
6. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.
Communications
7. All communications regarding this Agreement shall be sent to:
(a)	Mr. Kevin E. Zerbe
Vice President — Regional, Community
and Foreign Banking Organizations
Banking Supervision and Regulation
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 920
San Francisco, California 94105

(b)	Mr. Andrew J. Ryback Interim President and Chief Executive Officer Plumas Bancorp 35 South Lindan Avenue Quincy, California 95971

Miscellaneous
8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Plumas to comply with any provision of this Agreement.
9. The provisions of this Agreement shall be binding upon Plumas and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Plumas, the Bank, the nonbank subsidiary of Plumas, or any of their current or former institution-affiliated parties and their successors and assigns.
12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 25 day of July, 2011.

PLUMAS BANCORP		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Andrew Ryback	By:	/s/ Kevin Zerbe
	Andrew Ryback		Kevin Zerbe
	Interim President & CEO		Vice President

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